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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                            Hydron Technologies, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    449020106
                -------------------------------------------------
                                 (CUSIP Number)


                                December 11, 2002
               ------------------------------- ------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_] Rule 13d-1(b)

  [x] Rule 13d-1(c)

  [_] Rule 13d-1(d)

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 2 of 7 Pages
-------------------                                       -------------------

--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Ronald J. Saul

--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a) [_]
                                            (b) [_]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER
                                    490,000

NUMBER OF         --------------------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY                        0

OWNED BY          --------------------------------------------------------------
EACH                       7.  SOLE DISPOSITIVE POWER
REPORTING                           490,000

PERSON            --------------------------------------------------------------
WITH                       8.  SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         490,000

--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       SHARES                         [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.8%

--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 3 of 7 Pages
-------------------                                       -------------------

--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Antonette A. Saul

--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a) [_]
                                            (b) [_]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY
--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER
                                    438,500

NUMBER OF                  -----------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY                        0

OWNED BY                   -----------------------------------------------------
EACH                       7.  SOLE DISPOSITIVE POWER
REPORTING                           438,500

PERSON                     -----------------------------------------------------
WITH                       8.  SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        438,500

--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                 [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        6.1%

--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON
        IN

--------------------------------------------------------------------------------

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 4 of 7 Pages
-------------------                                       -------------------

Item 1.

     (a)      NAME OF ISSUER:

              Hyrdon Technologies, Inc. (the "Company")

     (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2201 West Sample Road, Building 9, Suite 7B, Pompano Beach, FL, 33073

Item 2.

Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of residence; (c) citizenship; (d) title of class of securities and (e) CUSIP number.

     (a)      Ronald J. Saul and Antonette A. Saul

     (b)      3999 Benden Circle, Murrysville, PA 15669

     (c)      United States

     (d)      Common Stock, par value $.01

     (e)      449020-10-6000

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_] An employee benefit plan or endowment fund in accordance with Rule
                    13d 1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 5 of 7 Pages
-------------------                                       -------------------

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

For Ronald J. Saul:

     (a)      Amount beneficially owned: 490,000

     (b)      Percent of class: 6.8%

     (c)      Number of share as to which the person has:

              (i)      Sole power to vote or direct the vote: 490,000
              (ii)     Shared power to vote or to direct the vote: 0
              (iii)    Sole power to dispose or to direct the disposition of:
                       490,000
              (iv)     Shared power to dispose or to direct the disposition of:
                       0

For Antonette Saul:

     (a)      Amount beneficially owned: 438,500

     (b)      Percent of class: 6.1%

     (c)      Number of share as to which the person has:
              (i)      Sole power to vote or direct the vote: 438,500
              (ii)     Shared power to vote or to direct the vote: 0
              (iii)    Sole power to dispose or to direct the disposition of:
                       438,500
              (iv)     Shares power to dispose or to direct the disposition of:
                       0

Item 5. Ownership of Five Percent or Less of A Class

      Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By The Parent Holding Company or Conrol Person

      Not Applicable.

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 6 of 7 Pages
-------------------                                       -------------------

Item 8.  Identification and Classification of Members of The Group

      Not Applicable.

Item 9.  Notice of Dissolution of Group

      Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         December 23, 2002


                                         /s/  Ronald J. Saul
                                         ---------------------------------------

                                         RONALD J. SAUL


                                         /s/ Antonette A. Saul
                                         ---------------------------------------

                                         ANTONETTE A. SAUL

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-------------------                                       -------------------
CUSIP NO. 449020106                   13G                  Page 7 of 7 Pages
-------------------                                       -------------------

                                    EXHIBIT A

       AGREEMENT REGARDING JOINT FILING UNDER RULE 13d OF THE RULES UNDER
                      THE EXCHANGE ACT OF 1934, AS AMENDED

         Ronald J. Saul and Antonette A. Saul hereby agree to file one Schedule 13G for the common stock of Hydron Technologies, Inc. on behalf of each of them, in their individual capacities. The parties hereby agree that they are each responsible for the accuracy and completeness of the Schedule 13G.

                                    /s/ Ronald J. Saul
                                    --------------------------------------------

                                    RONALD J. SAUL


                                    /s/ Antonette A. Saul
                                    --------------------------------------------

                                    ANTONETTE A. SAUL